Exhibit 10.1

KAI LINDEVALL EMPLOYMENT AGREEMENT

     THIS AGREEMENT (the “Agreement”), made as of the 1st day of January, 2010 (the “Effective Date”), by and between Encorium Oy, a Finnish corporation (the “Company”), Encorium Group, Inc, a Delaware corporation

(“Encorium”), and Kai Lindevall (“Executive”).

     WHEREAS, Executive has previously served the Company and Encorium pursuant to an Employment Agreement, dated November 1, 2006; which Employment Agreement has now expired; and

     WHEREAS, the Company and Encorium wish to continue Executive’s employment with the Company and Encorium pursuant to this Agreement.

     NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows: SECTION 1. Definitions. Capitalized terms used herein will have the meanings set forth in the preamble of this Agreement, or as set forth below:

1.1.	“Base Salary” means the annual salary to be paid to Executive in a given year.

1.2.	“Benefits” means the employee benefits described in Section 4.2.

1.3.	“Board” means the Board of Directors of the Company.

1.4.	“Cause” exists when the Board determines that the Executive has: (a) engaged in gross negligence or willful misconduct with respect to, the Company or any of its affiliates or subsidiaries, including (without limitation) fraud, embezzlement, theft, or dishonesty in the course of his employment or engagement; (b) been convicted of a criminal offense punishable by at least one year’s imprisonment with respect to which the period of appeal has expired; (c) materially breached any agreement with or fiduciary duty owed to the Company and has not cured that breach within fifteen (15) days after delivery of notice thereof; (d) refused to follow the lawful and reasonable directives of the Board and has not cured such refusal within fifteen (15) days after delivery of notice thereof; (e) engaged or in any matter participated in any activity which is directly competitive with or intentionally injurious to the Company or any of its affiliates or which violates any material provisions of Section 5 hereof, without authorization from the Company; or

(f)	engaged in alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription). 1.5. “Competing Business” means the business of providing, on a contract basis, pharmaceutical research development and research management, the design and management of clinical trials for pharmaceutical, biotechnology and medical device businesses, the design and writing of clinical development reports and programs and/or the management of the global regulatory submission process for pharmaceutical, biotechnology and medical device products. A pharmaceutical, biotechnology or medical device company is not a Competing Business for purposes of this Agreement, provided that it does not engage in the above-described activities on a contract basis for others.

     1.6. “Disability” means the Executive’s inability with or without reasonable accommodation (as determined by a licensed physician) to satisfactorily perform his duties by reason of physical or mental illness or incapacity for a period of at least 120 days during any 12 month period (whether or not consecutive).

     1.7. “Good Reason” means any of the following, unless made with the prior written consent of Executive: (a) a material, adverse change in Executive’s title, authority or duties, (b) a failure by the Company or Encorium to pay to Executive any amount due to him under this Agreement for more than 10 days after written notice of such non-payment has been delivered to the Company or Encorium; (c) any other material breach by the Company or Encorium of this Agreement or any other agreement between Executive and the Company or Encorium, which breach has not been cured within 10 days following the delivery of written notice thereof to the Company or Encorium, or (d) requiring Executive to perform his duties from a location other than the Company’s principal administrative offices in Espoo, Finland for more than an aggregate of thirty (30) days in any 12-month period.

     1.8. “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data, source codes and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium), or similar intangible personal property which have been or are developed or created in whole or in part by Executive (1) at any time and at any place while Executive is employed by Company and which, in the case of any or all of the foregoing, are related to and useful in connection with the business of the Company, or (2) as a result of tasks assigned to Executive by the Company.

     1.9. “Proprietary Information” means confidential, proprietary, business and technical information or trade secrets of the Company or of any subsidiary or affiliate of the Company. Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer processing systems and techniques, all computer inputs and outputs (regardless of the media on which stored or located), hardware and software configurations, designs, architecture and interfaces, (b) business research, studies, procedures and costs, (c) financial data, (d) distribution methods, (e) marketing data, methods, plans and efforts, (f) the identities of the Company’s relationship(s) with actual and prospective customers, contractors and suppliers, (g) the terms of contracts and agreements with customers, contractors and suppliers, (h) the needs and requirements of, and the Company’s course of dealing with, actual or prospective customers, contractors and suppliers, (i) personnel information, and (j) customer and vendor credit information. Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

1.10.	“Restricted Period” means the Term plus the one-year period following the Term.

1.11.	“Restrictive Covenants” means the provisions contained in Section 5.1 of this Agreement.

1.12.	“Severance Period” means the period from the date that Executive’s employment is terminated until the end of the nine-month period thereafter, provided, however, that no severance is in any event payable beyond the date when the original 18-month Term provided in Section 1.13(a) ends.

     1.13. “Term” means the period beginning on the date hereof and ending on the earlier of: (a) the 18-month anniversary of the date hereof, or (b) the date that Executive’s employment with the Company is terminated for any reason.

SECTION 2. Duration of Agreement; Duties. During the Term, Executive shall serve as the Company’s and Encorium’s Chief Executive Officer, and shall devote his best efforts and full business time, abilities and services to the Company and Encorium to perform such duties as may be customarily incident to such position and as may reasonably be assigned from time to time by the Board. Executive shall report to the Boards of the Company and Encorium. Executive will render his services hereunder to the Company and its affiliates and shall use his best efforts, judgment and energy in the performance of the duties assigned to him. Executive will perform his duties primarily in Finland; provided, however, that Executive will travel for business purposes at such times and to such places as reasonably requested by the Company or Encorium. Executive shall not, without the prior written consent of the Board, directly or indirectly engage in any other business activities or pursuits, except activities in connection with charitable activities or passive personal investments, provided that such activities do not interfere with his performance of responsibilities under this Agreement and the obligations in Section 5. The Board has approved Executive’s participation in the activities listed in Exhibit A hereto.

SECTION 3. Annual Salary. Executive hereby agrees to accept, as compensation for all services rendered by Executive in any capacity hereunder and for the Restrictive Covenants made by Executive in Section 5 hereof, an initial Base Salary at an annual rate of EUR196,000, for the period from the Effective Date through the end of the Term. The Base Salary shall be inclusive of all applicable income, social security and other taxes and charges which are required by law to be withheld from Executive’s wages by the Company, and which shall be withheld and paid in accordance with the Company’s normal payroll practices for its similarly situated employees from time to time in effect. The Board of Directors may adjust the salary after consultation with Executive following the completion of the audit for each fiscal year.

SECTION 4. Bonuses; Benefits.

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     4.1. Annual Bonus. For fiscal year 2010, Executive will be eligible to receive a bonus upon the achievement of specified corporate financial performance goals, as described in Exhibit B hereto. For subsequent fiscal years, the Board of Directors of Encorium shall determine the bonus, if any, to be paid to Executive and the performance objectives pertaining thereto.

     4.2. Benefits. Executive will be entitled to participate in any benefit plans or arrangements sponsored or maintained by the Company from time to time voluntarily or as required by Finnish law for its senior executives, subject to the terms and conditions of such plans, arrangements or mandatory Finnish law. Without limiting the generality of the foregoing, Executive shall be entitled to retain the same number of weeks of paid vacation per year as currently provided. The Company shall also retain Executive’s current life insurance providing death benefits to Executive’s designee(s) and reimburse Executive for health care at specialist doctors of Executive’s own choosing. The Company shall retain Executive’s current car benefit up to a maximum of EUR 1,025 per month. Due to the senior position to be held by Executive, Executive shall not be entitled to overtime pay or increased pay for working on weekends or holidays.

     4.3. Equity Incentives. From time to time, Encorium’s Board of Directors will review the performance of the Company and Executive and, in its sole discretion, may grant stock options, shares of restricted stock or other equity-based incentives to Executive to reward extraordinary performance and/or to encourage Executive’s future efforts on behalf of the Company, provided, however, that Executive shall participate in such equity-based incentives together with Encorium’s other senior executives.

SECTION 5. Non-Compete; Confidentiality; Non-Solicitation. In consideration for entering this Agreement and the amounts which Executive has, shall or may receive from the Company pursuant to Sections 3, 4 and 6 hereof, and except as otherwise provided in Section 6.2 hereof, Executive agrees to be bound by the Restrictive Covenants set forth in this Section 5.

5.1. Restrictive Covenants.

     (a) Non-Compete. Executive shall not, during the Restricted Period, in the United States or any other place where the Company, its subsidiaries or affiliates conduct business, directly or indirectly (except in Executive’s capacity as an employee of the Company, and in the best interests of the Company) do any of the following without the prior written consent of the Board:

(i)	engage or participate in any Competing Business;

(ii)	become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee,

agent or consultant) any person, firm, corporation, association or other entity engaged in any Competing Business. Notwithstanding the foregoing, Executive may hold up to 2% of the outstanding securities of any class of any publicly-traded securities of any company; (iii) solicit or call on, either directly or indirectly, for purposes of selling services competitive with services sold by the Company, any customer with whom the Company shall have dealt or any prospective customer that the Company shall have identified and solicited at any time during Executive’s employment by the Company; (iv) influence or attempt to influence any supplier, customer or potential customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; or (v) influence or attempt to influence any person to either (A) terminate or modify any employment, consulting, agency, distributorship or other arrangement with the Company, or (B) employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company as an employee, consultant, agent or distributor of the Company at any time during the Restricted Period until the expiration of twelve (12) months from the date such person ceases to have been employed or retained by the Company.

     (b) Confidentiality. Executive recognizes and acknowledges that the Proprietary Information is a valuable, special and unique asset of the business of the Company and Encorium. As a result, both during the Term and thereafter, Executive shall not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any Proprietary Information revealed, obtained or developed in the course of his employment by the Company; provided, however, that nothing herein contained shall restrict Executive’s ability to make such disclosures during the Term as may be necessary or appropriate to the effective and efficient discharge of his duties as an employee hereunder or as such disclosures may be required by law. If Executive or any of his representatives become legally compelled to disclose any of the Proprietary Information, Executive will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy.

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(c)	Property.

(i) All right, title and interest in and to Proprietary Information shall be and remain the sole and exclusive property of the Company. During the Term, Executive shall not remove from the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for his position and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose. Executive shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever except as may be necessary in the discharge of his assigned duties and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which he may have access or with which for any reason he may become familiar, except as disclosure shall be necessary in the performance of his duties; and upon the termination of his employment with the Company, he shall leave with or return to the Company all originals and copies of the foregoing then in his possession, whether prepared by Executive or by others.

     (ii) Executive agrees that all the Intellectual Property will be considered “works made for hire” as that term is defined in Sections 101 and 201 of the Copyright Act (17 U.S.C. §§ 101 and 201) and that all right, title and interest in such Intellectual Property will be the sole and exclusive property of the Company, subject to, however, mandatory Finnish law regarding employee inventions. To the extent that any of the Intellectual Property may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, Executive retains any interest in the Intellectual Property, Executive hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Executive may have in the Intellectual Property under patent, copyright, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, and trademarks with respect to such Intellectual Property. Executive further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Intellectual Property. If the Company is unable after reasonable efforts to secure Executive’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of Executive’s incapacity or any other reason whatsoever, Executive hereby designates and appoints the Company or its designee as Executive’s agent and attorney-in-fact, to act on his behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company’s rights in the Intellectual Property. Executive acknowledges and agrees that such appointment is coupled with an interest and is therefore irrevocable.

5.2. Rights and Remedies Upon Breach.

     (a) Specific Enforcement. Executive acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions. Executive also acknowledges that any breach by him, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. Executive shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach by Executive, the Company shall have the right to enforce the Restrictive Covenants by seeking injunctive or other relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company. If an action at law or in equity is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.

     (b) Accounting. If Executive willfully breaches, or threatens to commit a breach of any of the Restrictive Covenants, the Company will have the right and remedy to require Executive to disgorge all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any action constituting a breach of the Restrictive Covenants. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

     5.3. Judicial Modification. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.

     5.4. Disclosure of Restrictive Covenants. Executive agrees to disclose the existence and terms of the restrictive covenants set forth in this Section 5 to any employer that Executive may work for during the Restricted Period and to allow the Company to do the same.

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     5.5. Acknowledgments. Executive acknowledges that the Restrictive Covenants contained in Section 5.1(a) are included herein in order to induce the Company to employ Executive pursuant to the other terms of this Agreement and to agree to the provisions of Section 6.2. Executive further acknowledges that the duration and geographic scope of Section 5.1(a) are reasonable given the nature of this Agreement.

     5.6. Enforceability. If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants.

SECTION 6. Termination.

     6.1. Generally. If Executive’s employment with the Company is terminated during the Term for any reason other than as specified in Section 6.2 (including termination by the Company for Cause, as a result of Executive’s death, as a result of Executive’s Disability, or by Executive without Good Reason), then the Company’s obligation to Executive will be limited solely to the payment of (a) all accrued but unpaid Base Salary and Benefits through the date of such termination, and (b) the payment of any earned but unpaid bonus payable under Section 4.1 with respect to a fiscal year of the Company ending prior to such termination. All Base Salary and Benefits shall cease at the time of such termination, subject to the terms of any benefits or compensation plans then in force and applicable to Executive, and the Company shall have no further liability or obligation hereunder by reason of such termination.

     6.2. Termination Without Cause or With Good Reason. If Executive’s employment by the Company is terminated during the Term by the Company without Cause or by Executive with Good Reason, Executive will be entitled to (a) the payment of all accrued but unpaid Base Salary and Benefits through the date of such termination, (b) the payment of any earned but unpaid bonus payable under Section 4.1 with respect to a fiscal year of the Company ending prior to such termination, (c) the payment for the Severance Period of monthly severance payments equal to one-twelfth of his Base Salary as of the date of such termination, and (d) vesting of all of Executive’s stock options, to the extent not already vested. Upon the end of the Severance Period, all benefits described in this Section 6.2 (c) and (d) will cease and the Company shall have no further liability or obligation by reason of such termination. If Executive violates the provisions of Section 5.1(a), the Company’s obligations to provide the benefits described in Section 6.2(c) and (d) shall cease and be rendered a nullity.

     6.3. Termination Procedures. Any termination of Executive’s employment by the Company or by Executive during the Term (other than termination pursuant to death) shall be communicated by written notice of termination to the other party and shall set forth the circumstances that provide the basis for Executive’s termination. The date of termination shall be (a) the date of death, if Executive’s employment is terminated by death or (b) the date of the notice of termination or the expiration of any applicable remedy period, whichever is later.

SECTION 7. Expenses. The Company will pay or reimburse Executive for reasonable and necessary expenses directly incurred in the course of his employment by the Company in accordance with the standard policies and practices of the Company. Executive shall be entitled to upgrade with previously earned miles on Company business to fly business class (or first class if business class is not offered) on all flights exceeding six (6) hours. If an upgrade is not available, Executive shall be entitled to fly the next available class offered.

SECTION 8. Miscellaneous.

     8.1 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company, Encorium and Executive and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither Executive nor the Company or Encorium may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, the Company and Encorium together may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

     8.2. Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and (a) sent by overnight courier, (b) mailed by certified or registered mail, return receipt requested or (c) sent by telecopier, addressed as follows:

If to Executive: Kai Lindevall Vedakärrintie 41

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FIN-02420 Jorvas Finland If to the Company or Encorium: Encorium Oy Keilaranta 10 02150 Espoo Attention: Chairman of the Board of Encorium Group, Inc.

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

8.3. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature, whether written or oral, relating to the employment of
Executive by the Company. This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

8.4. Waiver. Any waiver by either party of any breach of any term or condition in this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof or constitute or be
deemed a waiver or release of any other rights, in law or in equity.	Formatted: English (U.S.)

8.5. Governing Law and Disputes. This Agreement shall be governed by, and enforced in accordance with, the laws of Finland without regard to the application of the principles of conflicts of laws of any jurisdiction. In the event of any dispute between Executive on one hand, and the Company/Encorium on the other hand in connection with this
Agreement, the construction hereof, or the rights, duties or liabilities of any party hereunder, the parties shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within twenty (20) business days, either party may, by written notice to the other party, elect to submit the dispute for resolution to a court of competent jurisdiction in Finland, it being expressly agreed that such a court shall be the exclusive venue for any dispute arising hereunder.

8.6. Survival of Provisions. The provisions of this Agreement set forth in Sections 5, 6, 7 and 9 hereof (and the definitions set forth in Section 1 applicable to such sections) shall survive the expiration of the Term.

8.7. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8.8. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this
Agreement and shall not affect its interpretation.

8.9. Noncontravention. The Company represents that, to its knowledge, it is not prevented from entering into or performing this Agreement by the terms of any law, order, rule or regulation, its bylaws or certificate of incorporation, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company’s abilities to enter into or perform this Agreement.

8.10. Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together, when executed and delivered, shall be deemed to be one and the same instrument.

[This space intentionally left blank; signature page follows]

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     IN WITNESS WHEREOF, the Company and Encorium have each caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, in each case as of the date first above written.

ENCORIUM OY By: /s/ Kai Lindevall Name: Kai Lindevall Title: Member of the Board

ENCORIUM GROUP, INC. By: /s/ Shahab Fatheazam Name: Shahab Fatheazam Title: Chairman of the Board

EXECUTIVE By: /s/ Kai Lindevall Name: Kai Lindevall

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EXHIBIT A

The Board has approved the Executive’s participation in the following activities:

1.	manage Executive’s personal, financial and legal affairs;

2.	work as an expert witness or, with the consent of the majority of the Board of Directors, as a medical consultant;

3.	serve on civic, charitable, governmental or professional boards;

4.	with the consent of a majority of the Board of Directors, serve on advisory boards of business corporations; provided that no further consent of the Board shall be needed for Executive to serve on advisory boards of business clients of the company in connection with clinical trials or other Company business;

5.	with the consent of a majority of the Board of Directors, serve as a member of the board of directors of business corporations, provided, however, that Executive is permitted to continue to serve on the Board of Aplagon Oy without any further Board approval; and

6.	ongoing activities to support the Executive’s medical education and expertise.

Formatted: English (U.S.)

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EXHIBIT B

Executive’s Annual Bonus for fiscal 2010 will be calculated in the following manner:

EBITDA is to be strictly based on audited financial results as required to be reported to shareholders in its annual filing with the Securities and Exchange Commission.

The total Annual Bonus paid to Executive for fiscal 2010 shall not exceed EUR 75,600. All extraordinary non-recurring charges (such as those related to M&A transactions, if any) shall be excluded from the EBITDA calculation.

Bonus calculation:

2010 EBITDA	Bonus

500,000 Euros	0

750,000 Euros	18,000 Euros

1,000,000 Euros	36,000 Euros

1,250,000 Euros	54,000 Euros

1,500,000 Euros	72,000 Euros

1,550,000 Euros	75,600 Euros

> 1,550,000 Euros	No additional bonus payable,
maximum bonus is 75,600
Euros

Notes:

1. Bonus accrual commences for amounts exceeding EBITDA of 500,000 Euros. Accrual is linear and pro rated for EBITDA amounts in-between the amounts in this table. For purposes of illustration, if 2010 EBITDA is 600,000 Euros, the bonus will be 7,200 Euros. If 2010 EBITDA is 1,050,000 Euros, bonus will be 39,600 Euros.

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